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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
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1.   Name and Address of Reporting Person*

Pearson                        Robert                       C.
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   (Last)                       (First)                   (Middle)
8080 N. Central Expressway
Suite 210, LB-59
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                                    (Street)

Dallas                             TX                     75206
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

June 28, 2002
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

84-1057605
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4.   Issuer Name and Ticker or Trading Symbol

Simtek Corporation (SRAM)
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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


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Common Stock                          1,000,000                      I                  (1)(4)
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Common Stock                          1,000,000                      I                  (2)(4)
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====================================================================================================================================
Explanation  of  Responses:  (1)  Represents  securities  issued to  Renaissance
Capital  Growth & Income  Fund III,  Inc.  ("Renaissance  III")  (2)  Represents
securities  issued to Renaissance US Growth  Investment Trust PLC  ("Renaissance
US"). (3) Represents securities issued to BFS US Special Opportunities Trust PLC
("BFS US"). (4) Reporting person is an executive officer of Renaissance  Capital
Group,  Inc.,  which serves as Investment  Advisor to Renaissance III and BFS US and  Investment  Manager  to  Renaissance  US and may  therefore  be  considered beneficial  owner of such shares.  Reporting  person  disclaims such  beneficial ownership.

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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$1,000,000 Convertible
Debebture 7.5%                                    Common Stock          3,205,128           $0.312          I           (1)(4)
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$1,000,000 Convertible
Debenture 7.5%                                    Common Stock          3,205,128           $0.312          I           (2)(4)
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$1,000,000 Convertible
Debenture 7.5%                                    Common Stock          3,205,128           $0.312          I           (3)(4)
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====================================================================================================================================

Explanation of Responses: (1) Represents securities issued to Renaissance Capital Growth & Income Fund III, Inc. ("Renaissance III") (2) Represents securities issued to Renaissance US Growth Investment Trust PLC ("Renaissance US"). (3) Represents securities issued to BFS US Special Opportunities Trust PLC ("BFS US"). (4) Reporting person is an executive officer of Renaissance Capital Group, Inc., which serves as Investment Advisor to Renaissance III and BFS US and Investment Manager to Renaissance US and may therefore be considered beneficial owner of such shares. Reporting person disclaims such beneficial ownership.



/S/  Robert C. Pearson                                      October 23, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.